Exhibit 1.5

BRITISH	NUMBER: 494759
COLUMBIA

CERTIFICATE
OF
CHANGE OF NAME
COMPANY ACT
I Hereby Certify that

I hereby certify that the within Instrument is a true and correct copy of the Instrument of which it purports to be a true copy.

Given under my hand and seal of office this 11TH day of March A.D 2005

 /s/ Gregory Smith

A Notary Public in and for the Province of British Columbia

CONTINENTAL RIDGE RESOURCES INC.

has this day changed its name to

NEVADA GEOTHERMAL POWER INC.

Issued under my hand at Victoria, British Columbia On May 13, 2003 /s/ John S. Powell JOHN S. POWELL Registrar of Companies PROVINCE OF BRITISH COLUMBIA CANADA